Exhibit 99.1

September 5, 2018

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2018 THIRD QUARTER RESULTS

•	Net sales of $597.7 million, representing growth of 0.4% compared to the prior year[1] quarter

•	Third quarter net income of $18.3 million ($0.28 per diluted share), an increase of 20.4% compared to the prior year quarter

•	Third quarter Adjusted EBITDA[2] of $47.6 million (8.0% of net sales) was $2.1 million better than the prior year quarter

•	Third quarter Adjusted Net Income of $24.7 million ($0.38 per diluted share) vs. $21.9 million ($0.33 per diluted share) in the prior year quarter

•	End markets remain positive with total backlog of $1,276.0 million as of July 31, 2018 an increase of 34.1% compared to the prior year quarter

•	Third quarter continued to be impacted by chassis and material availability issues which are expected to persist through the end of the calendar year

•	Company reduces its full-year 2018 outlook primarily due to continued chassis availability issues and impact of longer material lead times

•

Company repurchased approximately 2.5 million shares for $40.7 million under its share repurchase authorization during the third quarter (average share repurchase price of $16.42); REV Board has authorized an additional $50 million share repurchase program which can be completed over the next 24 months

Milwaukee, Wis.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, today reported results for the three months ended July 31, 2018 (“third quarter 2018”). Consolidated net sales in the third quarter 2018 were $597.7 million, representing growth of 0.4% over the three months ended July 29, 2017 (“third quarter 2017”). The Company’s third quarter 2018 net income was $18.3 million, or $0.28 per diluted share, representing net income growth of 20.4% compared to the third quarter 2017. Adjusted Net Income2 for the third quarter 2018 was $24.7 million, or $0.38 per diluted share, an increase of 12.8% compared to $21.9 million, or $0.33 per diluted share, in the third quarter 2017. Adjusted EBITDA2 in the third quarter 2018 was $47.6 million, $2.1 million better than the third quarter 2017. The Company ended the quarter with total backlog of $1,276.0 million, up 0.4% sequentially, representing growth in line with historical seasonality of its businesses, and up 34.1% versus third quarter 2017.

“The availability of commercial chassis was a bigger headwind in the third quarter than previously anticipated, and we now don’t anticipate a return to normalcy until the end of the calendar year. In addition, during the quarter we experienced a significant lengthening of other material lead times creating additional production inefficiencies. Together these issues delayed product shipments beyond the quarter within all three of our segments and we expect this to continue through the fourth quarter,” commented Tim Sullivan, CEO REV Group. “In addition, certain business units including our Class A RV, specialty products, and parts business have underperformed our targets and we are taking specific actions to address these areas. We believe the material and chassis availability issues can be resolved by calendar year end. More importantly, we were able to largely mitigate the impacts of cost inflation and preserve margins in the quarter through price increases and our previously announced cost reductions.”

[1]

REV Group, Inc. changed its fiscal year end from the last Saturday to the last calendar day in October of each year. In addition, starting in fiscal 2018, the Company’s fiscal quarters will end on the last day of January, April, July and October.

[2]

REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release. Note: These figures do not include the impact of acquisitions before their acquisition dates.

Mr. Sullivan added, “We remain encouraged by continued strength of orders for most of our product categories and our resulting backlogs at the end of the quarter. We have not changed our long-term objectives and believe in our opportunities for continued margin expansion in fiscal 2019 and beyond despite the current supply chain issues. In addition, our leadership position in our markets remains strong. We expect to close the year with good momentum going into fiscal 2019 supported by strong backlogs and a reduced cost infrastructure. We will continue to evaluate opportunities to drive increased returns to shareholders in the upcoming quarter and in the next fiscal year and beyond. In the third quarter 2018 we repurchased $40.7 million of our shares and our board of directors recently increased our share repurchase authorization by an additional $50 million, for a total of $55 million remaining under board authorizations.

REV Group Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $238.9 million in the third quarter 2018, a decrease of $23.2 million, or 8.9%, from $262.1 million in the third quarter 2017. The decrease in net sales was primarily due to chassis supply disruptions which resulted in lower ambulance unit shipments for the quarter as well as by the timing of fire truck shipments compared to the prior year period. F&E backlog at the end of the third quarter 2018 was up 2.7% to $606.5 million compared to $590.3 million at the end of fiscal year 2017, and down per normal seasonality from $633.8 million at the end of the second quarter 2018.

F&E segment Adjusted EBITDA was $25.3 million in the third quarter 2018, a decrease of $3.7 million, or 12.8%, from $29.0 million in the third quarter 2017. The decrease in Adjusted EBITDA was due to decreased gross profit driven by a decrease in ambulance shipments partially offset by favorable selling, general and administrative expenses. Third quarter 2018 F&E segment Adjusted EBITDA margin was 10.6% of net sales compared to 11.1% in the third quarter 2017 and up sequentially from 8.6% in the second quarter 2018.

Mr. Sullivan commented, “Our backlog is healthy, and we expect to continue benefiting from positive macro trends that are driving demand for our Fire & Emergency products. We also remain encouraged by our opportunity to drive margin expansion in fiscal 2019 and over the long-term in this segment, as we anticipate profitability levels of acquired businesses will continue to improve and our recent pricing actions will offset to a greater degree our material cost increases. We believe the chassis and material lead time issues which impacted our third quarter and will continue to impact the segment in the fourth quarter should result in future earnings and cash generation when delayed shipments are fulfilled.”

Commercial Segment

Commercial segment net sales were $157.6 million in the third quarter 2018, an increase of $3.2 million, or 2.1%, from $154.4 million in the third quarter of 2017. The increase in net sales was due primarily to an increase in shuttle bus, school bus, mobility van and terminal truck units sold compared to the prior year period. Commercial sales were also negatively impacted by chassis availability in the quarter, specifically in our Bus division. Commercial backlog at the end of the third quarter was $420.0 million, an increase of 14.6% compared to $366.4 million at the end of fiscal year 2017, and up 5.7% from $397.2 million at the end of the second quarter 2018.

Commercial segment Adjusted EBITDA was $11.8 million in the third quarter 2018, a decrease of $1.1 million, or 8.5%, from $12.9 million in the third quarter 2017. This decrease was primarily due to mix as a result of reduced volumes of product lines such as transit bus units sold compared to the prior year. In addition, our specialty product lines underperformed our expectations and we are taking actions to address the underlying issues. Adjusted EBITDA margin was 7.5% of net sales in the third quarter 2018 compared to 8.4% in the third quarter 2017 and up sequentially from 6.0% in the second quarter 2018.

Mr. Sullivan commented, “We’re maintaining strong market share in school buses and have begun participating in more commercial bus activity recently. We were pleased to see sequential margin improvement in the segment during the quarter despite complications related to the availability of certain commercial chassis. We also expect the return to prior year and greater product sales volumes of both transit buses and commercial school buses in fiscal 2019 which will provide a significant tailwind to our Commercial segment profitability.”

Recreation Segment

Recreation segment net sales were $197.3 million in the third quarter 2018, an increase of $19.4 million, or 10.9%, from $177.9 million in the third quarter 2017. The increase in net sales was due to net sales attributable to our recent acquisition of Lance and increases in net sales across our brand line-up except for Class A motorhomes, which declined compared to the prior year period due to a strategic reduction in the number of models produced and the timing of new model year introductions this fiscal year. Excluding the impact of net sales from Lance, Recreation segment net sales decreased by $15.2 million compared to the prior year period, as a result of the reduction in Class A unit volume. Sales for all other Recreation segment product categories were up in the third quarter 2018 by double-digit percentages versus the same period in the prior year. Recreation segment backlog at the end of the third quarter 2018 was $249.5 million, which was up 72.3% from $144.8 million at the end of fiscal year 2017, and up 4.2% from the end of the second quarter 2018.

Recreation segment Adjusted EBITDA was $17.9 million in the third quarter 2018, an increase of $6.2 million, or 53.0%, from $11.7 million for the third quarter 2017. The increase in Adjusted EBITDA was due to the impact of the acquisition of Lance and increased profitability at our Midwest and Renegade businesses along with our Goldshield fiberglass business. Adjusted EBITDA margin improved by 250 basis points to 9.1% of net sales in the third quarter 2018 compared to 6.6% in the third quarter 2017 and up from 6.4% in the second quarter of 2018. Excluding the impact of the acquisition of Lance, Recreation segment Adjusted EBITDA increased 7.3% in the third quarter 2018 compared to the prior year period.

Mr. Sullivan commented, “We were pleased with our ability to drive margin improvement across our Recreation business lines during the third quarter despite ongoing efforts to reposition our Class A product portfolio. The strength of recent acquisitions continues to improve profitability of this segment but also highlights the benefits of our overall acquisition growth strategy. We believe the diversification of our Recreation segment will continue enabling us to participate in the stronger areas of this market and further broaden our product portfolio and value proposition for dealer partners. Additionally, we expect the Lance acquisition to help accelerate the pace of profitability improvement in the segment over the course of the next several quarters.”

Working Capital, Liquidity, and Capital Allocation

Net working capital3 for the Company at July 31, 2018 was $434.8 million compared to $299.7 million at the end of fiscal year 2017 and $358.1 million in the prior year quarter. The increase in working capital versus the prior year quarter was due to the impact of the Lance acquisition, indirect impact from the chassis availability and material lead time issues and higher seasonal fourth quarter production and shipment expectations. Per our normal seasonality, we expect net working capital to be a source of cash in our fiscal fourth quarter.

Cash and equivalents totaled $14.7 million at July 31, 2018. Net debt4 at July 31, 2018 was $427.0 million. As of July 31, 2018, the Company had $119.4 million available under its ABL revolving credit facility. Capital expenditures in the third quarter 2018 were $8.2 million compared to $11.8 million in the prior year quarter. During the quarter the Company repurchased a total of 2,475,967 of its own shares for $40.7 million, an average repurchase price of $16.42 per share. To date the company has repurchased a total of 2,714,514 shares for a total of $45.5 million. Shares outstanding as of July 31, 2018 were 63,191,445.

[3]	Net Working Capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long term debt)
[4]	Net Debt is defined as total debt (net of deferred financing costs) less cash and cash equivalents.

Outlook

REV has revised its full-year 2018 outlook to reflect lower-than-expected third-quarter performance and a continuation of negative factors that impacted sales and earnings during the prior two quarters through the end of the fiscal year. The Company now expects full-year 2018 results in the following ranges:

•	Full-year 2018 revenue of $2.4 to $2.5 billion

•	Net Income of $57.9 to $69.0 million

•	Adjusted EBITDA of $160.0 to $170.0 million

•	Adjusted Net Income of $80.7 to $88.8 million

Mr. Sullivan commented, “We are disappointed with our financial results through the first three quarters of this year and our expectations today for the full fiscal year. We are focused on quickly addressing the issues which have impacted our financial performance this year and remain steadfast regarding our opportunity to grow our sales and earnings in fiscal 2019 and over the long term. The supply chain imbalances that have developed this year and were triggered by the tariff discussions will take months to work through the system, but they are not permanent, and we are very bullish on our long-term prospects. Fiscal 2019 is setting up to be a strong year, especially with the rebound we foresee in some of the higher margin businesses that have experienced lower volumes this fiscal year.”

Quarterly Dividend

Our board of directors declared a quarterly dividend for our third quarter of 2018, payable on November 30, 2018, to holders of record on October 31, 2018, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its third quarter 2018 results and outlook on September 6th at 11:00 a.m. EDT. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses, mobility vans and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”) and luxury buses). Our brand portfolio consists of 30 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	(Unaudited) July 31,	October 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$14.7	$17.8
Accounts receivable, net	232.8	243.2
Inventories, net	531.5	452.4
Other current assets	24.2	13.4

Total current assets	803.2	726.8
Property, plant and equipment, net	241.1	217.1
Goodwill	162.6	133.2
Intangibles assets, net	179.9	167.9
Other long-term assets	16.3	9.4

Total assets	$1,403.1	$1,254.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1.3	$0.8
Accounts payable	167.2	217.2
Customer advances	110.8	95.8
Accrued warranty	19.6	26.0
Other current liabilities	56.1	70.2

Total current liabilities	355.0	410.0
Long-term debt, less current maturities	440.4	229.1
Deferred income taxes	24.5	22.5
Other long-term liabilities	19.8	20.3

Total liabilities	839.7	681.9
Commitments and contingencies
Shareholders’ equity	563.4	572.5

Total liabilities and shareholders’ equity	$1,403.1	$1,254.4

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; dollars in millions, except shares and per share amounts)

	Three Months Ended		Nine Months Ended
	July 31, 2018	July 29, 2017	July 31, 2018	July 29, 2017
Net sales	$597.7	$595.6	$1,721.4	$1,583.9
Cost of sales	518.2	517.6	1,516.6	1,385.5

Gross profit	79.5	78.0	204.8	198.4
Operating expenses:
Selling, general and administrative	43.5	40.6	133.2	139.7
Research and development costs	1.6	1.2	4.9	3.4
Restructuring	0.9	2.3	6.9	3.5
Amortization of intangible assets	4.6	5.1	13.6	10.4

Total operating expenses	50.6	49.2	158.6	157.0

Operating income	28.9	28.8	46.2	41.4
Interest expense, net	6.8	4.5	18.3	15.4
Loss on early extinguishment of debt	—	—	—	11.9

Income before provision (benefit) for income taxes	22.1	24.3	27.9	14.1
Provision (benefit) for income taxes	3.8	9.1	(7.2)	5.4

Net income	$18.3	$15.2	$35.1	$8.7

Income per common share:
Basic	$0.29	$0.24	$0.55	$0.15
Diluted	$0.28	$0.23	$0.53	$0.14
Dividends declared per common share	$0.05	$0.05	$0.15	$0.10
Adjusted earnings per common share:
Basic	$0.39	$0.34	$0.79	$0.78
Diluted	$0.38	$0.33	$0.77	$0.76
Weighted Average Shares Outstanding:
Basic	63,993,398	63,769,388	64,258,655	59,617,447
Diluted	64,847,561	65,528,691	65,832,682	61,301,236

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; dollars in millions)

	Nine Months Ended
	July 31, 2018	July 29, 2017
Cash flows from operating activities:
Net income	$35.1	$8.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	33.9	26.8
Amortization of debt issuance costs	1.3	1.3
Amortization of Senior Note discount	—	0.1
Stock-based compensation expense	5.1	26.1
Deferred income taxes	(0.8)	(5.1)
Loss on early extinguishment of debt	—	11.9
Gain on disposal of property, plant and equipment	(2.2)	(0.6)
Changes in operating assets and liabilities, net of effects of business acquisitions:	(129.2)	(129.2)

Net cash used in operating activities	(56.8)	(60.0)
Cash flows from investing activities:
Purchase of property, plant and equipment	(31.9)	(49.9)
Purchase of rental fleet vehicles	(15.9)	(9.7)
Proceeds from sale of property, plant and equipment	6.4	3.6
Investment in China JV	(7.6)	—
Acquisition of businesses, net of cash acquired	(60.1)	(155.1)

Net cash used in investing activities	(109.1)	(211.1)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	161.5	146.4
Proceeds from Term Loan	50.0	75.0
Net proceeds from initial public offering	—	253.6
Payment of dividends	(9.7)	(3.2)
Payment of debt issuance costs	(0.9)	(6.7)
Repayment of long-term debt	—	(180.0)
Senior Note prepayment premium	—	(7.7)
Redemption of common stock options including employer payroll taxes	(1.9)	(3.3)
Payments of withholding and employer payroll taxes for vesting of restricted stock	(0.1)	—
Proceeds from exercise of common stock options, net of employer payroll taxes	9.4	0.3
Repurchase and retirement of common stock	(45.5)	—

Net cash provided by financing activities	162.8	274.4

Net (decrease) increase in cash and cash equivalents	(3.1)	3.3
Cash and cash equivalents, beginning of period	17.8	10.8

Cash and cash equivalents, end of period	$14.7	$14.1

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; dollars in millions)

	Three Months Ended		Nine Months Ended
	July 31, 2018	July 29, 2017	July 31, 2018	July 29, 2017
Net Sales:
Fire & Emergency	$238.9	$262.1	$706.1	$666.5
Commercial	157.6	154.4	447.9	444.2
Recreation	197.3	177.9	563.4	470.9
Corporate & Other	3.9	1.2	4.0	2.3

Total Company Net Sales	$597.7	$595.6	$1,721.4	$1,583.9

Adjusted EBITDA:
Fire & Emergency	$25.3	$29.0	$65.5	$70.2
Commercial	11.8	12.9	25.7	35.6
Recreation	17.9	11.7	38.7	21.8
Corporate & Other	(7.4)	(8.1)	(25.6)	(23.5)

Total Company Adjusted EBITDA	$47.6	$45.5	$104.3	$104.1

Adjusted EBITDA Margin:
Fire & Emergency	10.6%	11.1%	9.3%	10.5%
Commercial	7.5%	8.4%	5.7%	8.0%
Recreation	9.1%	6.6%	6.9%	4.6%
Corporate & Other	n/m	n/m	n/m	n/m
Total Company Adjusted EBITDA Margin	8.0%	7.6%	6.1%	6.6%

Period-End Backlog:	July 31, 2018	April 30, 2018	January 31, 2018	October 31, 2017	July 29, 2017
Fire & Emergency	$606.5	$633.8	$622.3	$590.3	$580.6
Commercial	420.0	397.2	337.8	366.4	254.8
Recreation	249.5	239.5	281.8	144.8	116.1

Total Company Backlog	$1,276.0	$1,270.5	$1,241.9	$1,101.5	$951.5

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Three Months Ended July 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$21.0	$9.3	$13.8	$(25.8)	$18.3
Depreciation & amortization	3.3	1.9	3.6	2.9	11.7
Interest expense, net	0.9	0.6	—	5.3	6.8
Provision for income taxes	—	—	—	3.8	3.8

EBITDA	25.2	11.8	17.4	(13.8)	40.6
Sponsor expenses	—	—	—	0.2	0.2
Restructuring costs	0.1	—	—	0.8	0.9
Stock-based compensation expense	—	—	—	1.4	1.4
Non-cash purchase accounting	—	—	0.5	—	0.5
Legal matters	—	—	—	1.1	1.1
Initial public company costs	—	—	—	1.0	1.0
Deferred purchase price payment	—	—	—	1.9	1.9

Adjusted EBITDA	$25.3	$11.8	$17.9	$(7.4)	$47.6

	Three Months Ended July 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$21.9	$8.9	$7.5	$(23.1)	$15.2
Depreciation & amortization	4.5	2.4	3.5	1.2	11.6
Interest expense, net	1.0	0.5	—	3.0	4.5
Provision for income taxes	—	—	—	9.1	9.1

EBITDA	27.4	11.8	11.0	(9.8)	40.4
Transaction expenses	—	—	—	0.5	0.5
Sponsor expenses	—	—	—	0.1	0.1
Restructuring costs	0.4	1.1	—	0.8	2.3
Stock-based compensation expense	—	—	—	0.3	0.3
Non-cash purchase accounting	1.2	—	0.7	—	1.9

Adjusted EBITDA	$29.0	$12.9	$11.7	$(8.1)	$45.5

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Nine Months Ended July 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$49.0	$15.5	$26.0	$(55.4)	$35.1
Depreciation & amortization	11.9	7.4	9.5	5.1	33.9
Interest expense, net	2.9	2.0	0.3	13.1	18.3
Benefit for income taxes	—	—	—	(7.2)	(7.2)

EBITDA	63.8	24.9	35.8	(44.4)	80.1
Restructuring costs	0.4	0.2	2.4	3.9	6.9
Transaction expenses	0.2	—	—	1.9	2.1
Stock-based compensation expense	—	—	—	5.1	5.1
Non-cash purchase accounting expense	0.4	0.3	0.5	—	1.2
Sponsor expenses	—	—	—	0.5	0.5
Legal matters	0.7	0.3	—	1.8	2.8
Initial public company costs	—	—	—	1.5	1.5
Deferred purchase price payment	—	—	—	4.1	4.1

Adjusted EBITDA	$65.5	$25.7	$38.7	$(25.6)	$104.3

	Nine Months Ended July 29, 2017
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$54.5	$25.5	$11.5	$(82.8)	$8.7
Depreciation & amortization	10.2	6.0	8.3	2.3	26.8
Interest expense, net	3.2	1.8	—	10.4	15.4
Provision for income taxes	—	—	—	5.4	5.4
Loss on early extinguishment of debt	—	—	—	11.9	11.9

EBITDA	67.9	33.3	19.8	(52.8)	68.2
Transaction expenses	0.7	—	—	2.0	2.7
Sponsor expenses	—	—	—	0.4	0.4
Restructuring costs	0.4	2.3	—	0.8	3.5
Stock-based compensation expense	—	—	—	26.1	26.1
Non-cash purchase accounting	1.2	—	2.0	—	3.2

Adjusted EBITDA	$70.2	$35.6	$21.8	$(23.5)	$104.1

REV GROUP, INC.

ADJUSTED NET INCOME

(Unaudited; dollars in millions)

	Three Months Ended		Nine Months Ended
	July 31, 2018	July 29, 2017	July 31, 2018	July 29, 2017
Net income	$18.3	$15.2	$35.1	$8.7
Amortization of Intangible Assets	4.6	5.1	13.7	10.4
Restructuring Costs	0.9	2.3	6.9	3.5
Transaction Expenses	—	0.5	2.1	2.7
Stock-based Compensation Expense	1.4	0.3	5.1	26.1
Non-cash Purchase Accounting Expense	0.5	1.9	1.2	3.2
Loss on Early Extinguishment of Debt	—	—	—	11.9
Sponsor Expenses	0.2	0.1	0.5	0.4
Legal Matters	1.1	—	2.8	—
Initial Public Company Costs	1.0	—	1.5	—
Deferred Purchase Price Payment	1.9	—	4.1	—
Impact of Tax Rate Change	(2.1)	—	(12.5)	—
Income Tax Effect of Adjustments	(3.1)	(3.5)	(9.5)	(20.2)

Adjusted net income	$24.7	$21.9	$51.0	$46.7

REV GROUP, INC.

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2018
	Low	High
Net Income	$57.9	$69.0
Depreciation and Amortization	46.0	45.0
Interest Expense, net	24.0	23.0
Income Tax Expense	3.0	6.0

EBITDA	130.9	143.0
Restructuring Costs	7.0	7.0
Transaction Expenses	2.1	2.1
Stock-based Compensation Expense	6.0	5.0
Non-cash Purchase Accounting Expense	1.2	1.2
Legal Matters	4.5	3.5
Initial Public Company Costs	1.7	1.7
Sponsor Expenses	0.6	0.5
Deferred Purchase Price Payout	6.0	6.0

Adjusted EBITDA	$160.0	$170.0

REV GROUP, INC.

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2018
	Low	High
Net Income	$57.9	$69.0
Amortization of Intangible Assets	17.5	15.5
Restructuring Costs	7.0	7.0
Transaction Expenses	2.1	2.1
Stock-based Compensation Expense	6.0	5.0
Non-cash Purchase Accounting Expense	1.2	1.2
Legal Matters	4.5	3.5
Initial Public Company Costs	1.7	1.7
Sponsor Expenses	0.6	0.5
Deferred Purchase Price Payout	6.0	6.0
One-time Benefit of U.S. Tax Reform	(12.0)	(12.0)
Income Tax Effect of Adjustments	(11.8)	(10.7)

Adjusted Net Income	$80.7	$88.8